Exhibit 99.1

Contacts: James E. Braun, Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. ANNOUNCES INTENTION

TO ENTER INTO NEW $650 MILLION TERM LOAN

AND

TO REDEEM 9.50% SENIOR SECURED NOTES DUE 2016

HOUSTON – OCTOBER 24, 2012 – MRC Global Inc. (NYSE:MRC) announced today that its loan arrangers have received preliminary commitments from interested lenders and that they have allocated participations based on these commitments for the company to enter into a new $650 million seven-year senior secured Term Loan B. The company expects to use the proceeds of the new term loan, together with a draw under the company’s global asset-based lending (ABL) facility, to redeem all of the $861 million in outstanding 9.50% Senior Secured Notes due 2016 of McJunkin Red Man Corporation, a wholly owned subsidiary of the company.

New Term Loan B

The company would have the option under the term loan to pay interest at a base rate, subject to a floor of 2.25%, plus an applicable margin, or at a rate based on LIBOR, subject to a floor of 1.25%, plus an applicable margin. The applicable margin for base rate loans at closing is expected to be 400 basis points and the applicable margin for LIBOR loans is expected to be 500 basis points. The margin is expected to step down by 25 basis points if the company’s consolidated total leverage ratio (as defined in the term loan) is less than 2.50:1.00. At the closing of the term loan, the interest rate is expected to be equal to 6.25%, as compared to an interest rate of 9.50% on the notes.

During the nine months ended September 30, 2012, the company purchased in the open market $188.7 million in aggregate principal amount of the notes for $205.0 million. These purchases were funded from borrowings under the company’s global ABL facility. The company expects to reduce its interest expense by over $50 million per year as a result of these purchases and the redemption of the notes, assuming the company’s current debt levels, the anticipated initial interest rate under the term loan of 6.25% and current interest rates under the company’s global ABL facility.

MRC Global expects to record a charge upon the completion of the redemption of the notes of approximately $93 million, including the write off of original issue discount and debt issuance costs on the redeemed notes and for the applicable redemption premium.

The company expects that the term loan would be secured by a first lien on all of the company’s assets, the assets of all of the company’s domestic subsidiaries and a pledge of all of the capital stock of the company’s domestic subsidiaries and 65% of the capital stock of the company’s first tier foreign subsidiaries, subject to certain exceptions, other than the assets securing the ABL facility (which include the company’s accounts receivable, inventory and related assets), and by a second lien on this ABL collateral.

The closing and funding of the term loan will be subject to our fulfillment of various conditions, including entering into definitive documentation with the lenders, delivery of customary closing documents and legal opinions and delivery of proper collateral satisfactory to the lenders. Although the arrangers of the term loan have informed the company that they have received preliminary commitments from interested lenders and that they have allocated participations in the term loan based on these commitments, there is no assurance that the arrangers of the term loan and their syndicate participants would not require the fulfillment of other conditions or that changes in the term loan terms and pricing would not be required as a result of changes in the term loan market or the financial markets generally or our financial results or condition or future prospects or other factors.

Notification of Call for Redemption of Senior Secured Notes

The company also announced today that McJunkin Red Man is notifying the registered holders of the senior secured notes that it has called for redemption on November 9, 2012, $861,319,000 in principal amount of the notes, which represents all of the notes currently outstanding.

In accordance with the indenture governing the notes, each $1,000 principal amount of the notes will be redeemed at a price equal to 100% of the principal amount, plus the Applicable Premium (as defined in the indenture governing the notes), and accrued and unpaid interest to the date of redemption. The redemption price will be due and payable on the date of redemption upon surrender of the notes. A notice of redemption containing information required by the terms of the indenture governing the notes will be distributed by U.S. Bank National Association, the trustee under the indenture governing the notes. Questions regarding the redemption should be directed to U.S. Bank National Association by telephone at (651) 495-8097.

The redemption is expressly conditioned upon the following:

•	The company’s entry into the term loan in an amount of at least $650 million upon such terms and conditions as are satisfactory to the company,

•	The company’s receipt of at least $650 million (less applicable fees, expenses and other amounts) pursuant to the term loan, and

•

The company’s borrowing of sufficient funds under the global ABL facility such that, combined with the proceeds of the term loan and cash on hand, McJunkin Red Man has sufficient funds to redeem the notes.

McJunkin Red Man may revoke the notice of redemption prior to the date of redemption if these conditions are not satisfied.

In connection with the redemption of the notes and the entry into the term loan, the company also intends to amend its existing global ABL facility. The amendment of the facility is subject to the company’s fulfillment of various conditions, including, among other things, the funding of the term loan.

About MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information on MRC can be found on our website at www.mrcglobal.com.

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Not a Notice of Redemption

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell McJunkin Red Man Corporation’s 9.50% Senior Secured Notes due 2016. This press release does not constitute a notice of redemption pursuant to the indenture governing the notes.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expects,” “expected”, “would”, “anticipate”, “intends” and similar expressions are intended to identify forward-looking statements.

Despite the company’s expectations of entering into a new term loan, the terms and pricing of a term loan, the entering into a global ABL facility amendment, the terms of the amendment and the use of proceeds to refinance its existing senior secured notes are only the company’s expectations regarding these actions. Whether the company is actually successful in obtaining such a term loan and global ABL amendment on expected terms and conditions with expected uses of proceeds is dependent on a number of factors, including (among others) debt market conditions, reaching final agreement with lenders and the company’s financial condition, results and future prospects, which, in turn are dependent on factors, including (among others) those that impact our business.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in the company’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industries it serves; unexpected supply shortages; cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; increases in customer, manufacturer and distributor inventory levels; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; increases in steel prices, which it may be unable to pass along to its customers, which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and its lack of contracts with customers that require minimum purchase volumes; changes in the company’s customer and product mix; risks related to the company’s customers’ credit; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the success of the company’s acquisition strategies; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet its debt obligations; changes in the company’s credit profile; a decline in demand for certain of the products that the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems; loss of third-party transportation providers; potential inability to obtain necessary capital; risks related to adverse weather events or natural disasters; impairment of the company’s goodwill or other intangible assets; changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and adverse changes in political or economic conditions in the countries in which the company operates. For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

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